Exhibit 99.2

NEWS ANNOUNCEMENT	For Immediate Release

NEXSTAR BROADCASTING ENTERS INTO A DEFINITIVE AGREEMENT TO

ACQUIRE FRESNO, CALIFORNIA NBC AFFILIATE KSEE(TV) FOR

$26.5 MILLION IN ACCRETIVE TRANSACTION

FRESNO, California and IRVING, Texas (February 6, 2013)—Nexstar Broadcasting Group, Inc. (Nasdaq: NXST) announced today that its wholly-owned indirect subsidiary, Nexstar Broadcasting, Inc., has entered into a definitive agreement to acquire the assets of KSEE(TV), the NBC affiliate serving the Fresno, California market, from Granite Broadcasting Corporation for $26.5 million in a transaction that is expected to be immediately accretive to Nexstar.

Under the terms of the agreement, Nexstar acquired all of KSEE(TV)’s non-FCC license assets from Granite for $20 million and will file a license transfer application with the FCC. Upon FCC approval of the license transfer, Nexstar will pay Granite the remaining $6.5 million of the total purchase price. Nexstar has entered into a Time Brokerage Agreement with Granite whereby it will operate KSEE(TV) immediately, while awaiting FCC approval for the closing of the transaction.

Commenting on the agreement, Nexstar Broadcasting Group President and Chief Executive Officer, Perry A. Sook said, “With our agreement last November to acquire KGPE-TV, the CBS affiliate serving the Fresno, California market, we are delighted to announce the acquisition of the market’s NBC affiliate, KSEE. KSEE squarely meets our acquisition criteria as it further expands our revenue, scale and operating base, creates another duopoly market for Nexstar and is financially accretive.”

The proposed transaction will result in Nexstar operating one station and/or providing sales and other services to another station in 26 of the 41 markets where it operates (which assumes the completion of the acquisitions of five stations from Newport Television, LLC and Smith Broadcasting both of which were announced in November 2012). In addition, it will expand to 72 the number of stations and related digital signals that Nexstar either owns or provides sales and other services.

Mr. Sook added, “Consistent with Nexstar’s other recently announced acquisitions, the purchase price for KSEE is approximately 5.0 times the station’s average 2012/2013 pro-forma cash flow. Under Nexstar’s ownership, the station will realize additional retransmission revenues as well as synergistic operating improvements, and as a result, on a pro-forma basis the acquisition will be immediately accretive to results.”

Nexstar intends to finance the station acquisition with existing cash on hand. The license acquisition portion of the transaction is subject to FCC approval and other customary approvals and is expected to close mid-year 2013.

“Granite has owned KSEE since 1993 and we have greatly valued the opportunity to serve the communities of California’s Central Valley,” said Peter Markham, CEO of Granite. “Fortunately, this transaction maximizes value at Granite and will pass on this great asset and a dedicated group of talented employees to a new owner also committed to broadcast excellence.”

Nielsen Media’s 2012-2013 Local Market Estimates ranks Fresno, California as the 55th largest television market in the country.

About Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, e-MEDIA, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 67 television stations and related digital multicast signals reaching 39 markets or approximately 11.6% of all U.S. television households.

Assuming completion of all announced transactions, Nexstar will own, operate, program or provide sales and other services to 72 television stations and related digital multicast signals reaching 41 markets or approximately 12.1% of all U.S. television households.

Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including any delay in completing such acquisitions, achievement of synergies and timing and scope of cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

About Granite Broadcasting Corporation

Granite Broadcasting Corporation is a market-leading owner of local media properties. The company’s operations include broadcast TV stations, local cable TV channels, and local online and mobile media properties. Television network partners include NBC, CBS, ABC, The CW and My Network TV, collectively reaching over 6% of U.S. television households. Granite’s local media operations are characterized by innovative, best of breed management and market leading franchises.

Contact:
Thomas E. Carter	Joseph Jaffoni
Chief Financial Officer	JCIR
Nexstar Broadcasting Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800

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